Exhibit 23.1

INDEPENDENT AUDITOR’S CONSENT

The Board of Directors
The Ultimate Software Group, Inc.

We consent to the use of our reports issued in connection with the consolidated financial statements and the financial statement schedule of The Ultimate Software Group, Inc. and subsidiary as of and for the year ended December 31, 2002, incorporated herein by reference and to the reference of our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

KPMG LLP

Miami, Florida
October 16, 2003